UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2014

Red Hat, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33162	06-1364380
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 East Davie Street Raleigh, NC	27601
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 754-3700

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Convertible Note Offering

On October 7, 2014, Red Hat, Inc. (“Red Hat”) completed its previously announced offering of $700.0 million aggregate principal amount of its 0.25% Convertible Senior Notes due 2019 (the “Notes”). The Notes were sold in a private placement under a purchase agreement, dated as of October 1, 2014, entered into by and among Red Hat and Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC as representatives of the several initial purchasers named therein (collectively, the “Initial Purchasers”), for resale to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Red Hat also granted the Initial Purchasers a right to purchase, within a 30-day period, up to an additional $105.0 million principal amount of Notes on the same terms and conditions, which the Initial Purchasers exercised in full on October 2, 2014 and which additional purchase was also completed on October 7, 2014.

Red Hat used approximately $68.3 million of the net proceeds from the offering of the Notes to pay the cost of the privately-negotiated convertible note hedge transactions described below (after such cost was partially offset by the proceeds to Red Hat from the sale of warrants pursuant to the warrant transactions described below).

In addition, Red Hat used $375.0 million of the net proceeds from the offering of the Notes to repurchase shares of its common stock under an accelerated share repurchase program pursuant to an agreement that Red Hat entered into with one of the Initial Purchasers on October 1, 2014, as described below.

Red Hat intends to use the remaining net proceeds from the offering for working capital and other general corporate purposes, which may include capital expenditures, potential acquisitions or strategic transactions.

Indenture

On October 7, 2014, Red Hat entered into an indenture (the “Indenture”) with respect to the Notes with U.S. Bank National Association, as trustee (the “Trustee”). Under the Indenture, the Notes will be senior unsecured obligations of Red Hat and bear interest at a rate of 0.25% per year, payable semiannually in arrears on April 1 and October 1 of each year, beginning on April 1, 2015. The Notes will mature on October 1, 2019, unless previously purchased or converted.

The Notes are convertible into shares of Red Hat’s common stock at an initial conversion rate of 13.6219 shares per $1,000 principal amount of Notes (which is equivalent to an initial conversion price of approximately $73.41 per share), subject to adjustment upon the occurrence of certain events. The initial conversion price represents a premium of approximately 30% to the $56.47 per share closing price of Red Hat’s common stock on October 1, 2014. Upon conversion of the Notes, holders will receive cash or shares of Red Hat’s common stock or a combination thereof, at Red Hat’s election.

Prior to April 1, 2019, the Notes will be convertible only upon the occurrence of certain circumstances, and will be convertible thereafter at any time until the close of business on the second scheduled trading day immediately preceding the maturity date of the Notes.

The conversion rate is subject to customary anti-dilution adjustments. If certain corporate events described in the Indenture occur prior to the maturity date, the conversion rate will be increased for a holder who elects to convert its Notes in connection with such corporate event in certain circumstances.

The Notes are not redeemable prior to maturity, and no sinking fund is provided for the Notes. If Red Hat undergoes a “fundamental change,” as defined in the Indenture, subject to certain conditions, holders may require Red Hat to purchase for cash all or any portion of their Notes. The fundamental change purchase price will be 100% of the principal amount of the Notes to be purchased plus any accrued and unpaid special interest up to but excluding the fundamental change purchase date.

The Indenture contains customary terms and covenants, including that upon certain events of default occurring and continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare 100% of the principal of, and accrued and unpaid interest, if any, on, all the Notes to be due and payable.

The above description of the Indenture and the Notes is a summary only and is qualified in its entirety by reference to the Indenture (and the Form of Note included therein), which is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

Convertible Note Hedge Transactions and Warrant Transactions

On October 1, 2014, Red Hat entered into convertible note hedge transactions and warrant transactions with certain of the Initial Purchasers of the Notes or their respective affiliates (the “Option Counterparties”). In connection with the exercise in full by the Initial Purchasers of their option to purchase up to an additional $105.0 million in aggregate principal amount of the Notes, on October 2, 2014 Red Hat entered into additional convertible note hedge transactions and additional warrant transactions with the Option Counterparties.

The convertible note hedge transactions, including the additional convertible note hedge transactions, are expected to reduce the potential dilution with respect to shares of Red Hat’s common stock upon any conversion of the Notes and/or offset any cash payments Red Hat is required to make in excess of the principal amount of the converted Notes, as the case may be. The warrant transactions, including the additional warrant transactions, will have a dilutive effect with respect to Red Hat’s common stock to the extent that the market price per share of Red Hat’s common stock, as measured under the terms of the warrant transactions, exceeds the applicable strike price of the warrants. However, subject to certain conditions, Red Hat may elect to settle all of the warrants in cash. The initial strike price of the warrants is $101.646 per share, which represents a premium of approximately 80% over the $56.47 per share closing price of Red Hat’s common stock on October 1, 2014.

The above description of the convertible note hedge transactions and the warrant transactions is a summary only and is qualified in its entirety by reference to the forms of the Call Option Confirmation and the Warrant Confirmation executed by Red Hat and each Option Counterparty as of the dates specified above, which are attached hereto as Exhibit 10.1 and 10.2, respectively and are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The Notes were sold to the Initial Purchasers in reliance on the exemption from the registration requirements provided by Section 4(a)(2) of the Securities Act for resale to qualified institutional buyers pursuant to Rule 144A of the Securities Act. Red Hat does not intend to file a shelf registration statement for the resale of the Notes or any common stock issuable upon conversion of the Notes. The warrants were sold to the Option Counterparties in reliance on the exemption from the registration requirements provided by Section 4(a)(2) of the Securities Act. Additional information pertaining to the Notes, the shares of common stock issuable upon conversion of the Notes and the warrants is contained in Item 1.01 of this report and is incorporated herein by reference.

Item 8.01.	Other Events.

Red Hat also used $375.0 million of the net proceeds of the sale of the Notes to repurchase shares of its common stock under an accelerated share repurchase program pursuant to a Master Confirmation, dated October 2, 2014 (the “Master ASR Confirmation”) and a Supplemental Confirmation, dated October 2, 2014 (the “Supplemental Confirmation” and, together with the Master ASR Confirmation, the “ASR Agreement”), with Goldman, Sachs & Co. (the “ASR Counterparty”). Under the ASR Agreement, Red Hat paid $375.0 million to the ASR Counterparty and received approximately 5.3 million shares of its common stock from the ASR Counterparty on October 7, 2014. The total number of shares of common stock that Red Hat will repurchase under the ASR Agreement will be based on the average of the daily volume-weighted average prices of the common stock during the term of the ASR Agreement, less a discount. At settlement, the ASR Counterparty may be required to deliver additional shares of Red Hat common stock or, under certain circumstances, Red Hat may be required to deliver shares of common stock or make a cash payment to the ASR Counterparty. Final settlement of the ASR Agreement is expected to be completed by February 27, 2015, although the settlement may be accelerated at the ASR Counterparty’s option.

The ASR Agreement contains the principal terms and provisions governing the accelerated share repurchase, including, but not limited, the mechanism used to determine the number of shares of Red Hat’s common stock that will be delivered, the required timing of delivery of the shares, the circumstances under which the ASR Counterparty is permitted to make adjustments to valuation and calculation periods, and various acknowledgements, representations and warranties made by Red Hat and the ASR Counterparty to one another. The ASR Agreement also provides that the ASR Counterparty can terminate the transaction following the occurrence of certain specified events, including major corporate transactions involving Red Hat.

The above description of the ASR Agreement is a summary only and is qualified in its entirety by reference to the Master Confirmation and the Supplemental Confirmation, which are attached hereto as Exhibit 10.3 and 10.4, respectively and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

4.1	Indenture (including form of Note) with respect to Red Hat’s 0.25% Convertible Senior Notes due 2019, dated as of October 7, 2014, between Red Hat and U.S. Bank National Association, as trustee

10.1	Form of Call Option Confirmation between Red Hat and each Option Counterparty

10.2	Form of Warrant Confirmation between Red Hat and each Option Counterparty

10.3	Master Confirmation between Goldman, Sachs & Co. and Red Hat, dated October 2, 2014

10.4	Supplemental Confirmation between Goldman, Sachs & Co. and Red Hat, dated October 2, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED HAT, INC.

Date: October 7, 2014	By:	/s/ Charles E. Peters, Jr.
Charles E. Peters, Jr.
Chief Financial Officer

EXHIBIT INDEX

4.1	Indenture (including form of Note) with respect to Red Hat’s 0.25% Convertible Senior Notes due 2019, dated as of October 7, 2014, between Red Hat and U.S. Bank National Association, as trustee

10.1	Form of Call Option Confirmation between Red Hat and each Option Counterparty

10.2	Form of Warrant Confirmation between Red Hat and each Option Counterparty

10.3	Master Confirmation between Goldman, Sachs & Co. and Red Hat, dated October 2, 2014

10.4	Supplemental Confirmation between Goldman, Sachs & Co. and Red Hat, dated October 2, 2014